Exhibit 99.1

FINAL TRANSCRIPT

SSCC - Q4 2003 Smurfit-Stone Container Corporation Earnings Conference Call

C O R P O R A T E  P A R T I C I P A N T S

Tim McKenna

Smurfit-Stone Container Corporation - VP of IR

Pat Moore

Smurfit-Stone Container Corporation - Chairman, President and CEO

Chuck Hinrichs

Smurfit-Stone Container Corporation - VP and CFO

C O N F E R E N C E  C A L L  P A R T I C I P A N T S

Chip Dillon

Salomon Smith Barney - Analyst

Rich Schneider

UBS Warburg - Analyst

Karen Gilsenan

Merrill Lynch - Analyst

Mark Connelly

Credit Suisse First Boston - Analyst

Mark Wilde

Deutsche Bank Securities - Analyst

Edings Thibault

Morgan Stanley - Analyst

Joe Sigaletti

Goldman Sachs - Analyst

Pete Ruschmeier

Lehman Brothers - Analyst

Mark Weintraub

Buckingham Research - Analyst

Bruce Kline

Credit Suisse First Boston - Analyst

Bill Hoffman

UBS - Analyst

Rick Skidmore

Goldman Sachs - Analyst

P R E S E N T A T I O N

Operator

Ladies and gentlemen thank you for standing by and welcome to the Smurfit-Stone Container Corporation fourth quarter earnings conference call. During the presentation all participants will be in a listen-only mode. Afterwards, we will conduct a question-and-answer session.(OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded Tuesday, January 27, 2004.

I would now like to turn the conference over to Mr. Timothy McKenna, Vice President of Investor Relations and Communications. Please go ahead sir.

Tim McKenna - Smurfit-Stone Container Corporation - VP of IR

Good morning. Welcome to Smurfit-Stone’s fourth quarter and full year earnings call. Thanks for joining us. Presenting our results this morning will be Pat Mora, Chairman, President and Chief Executive Officer; and Chuck Hinrichs, our Chief Financial Officer. Also joining us this morning will be Paul Kaufmann, our Controller; and Jeff Beyersdorfer, our Treasurer. We will all take your questions at the end of the call.

Before we began let me read our Safe Harbor statement. This conference call contains statements relating to future results, results which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties but are not included not limited to; changes in economic conditions, continued pricing pressures and key product lines, seasonality, higher recycle fiber and energy costs and other risks and uncertainties as detailed from time to time in the companies SEC filings. Pat Moore will begin our discussion with a review of the results.

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

Thank you Tim, and good morning. Today Smurfit-Stone reported a net loss available to common stockholders of $92 million or 37 cents per diluted share for the fourth quarter of 2003. This compares to a net loss of 15 million or 6 cents per diluted share for the fourth quarter 2002. The fourth quarter losses include a restructuring charge of 27 cents per share related to the previously announced rationalization and cost-cutting initiatives.

Results also included a three-cent per diluted share charge related to a non-cash foreign currency translation loss as a result of the strengthening Canadian dollar.

From an operation standpoint, excluding these charges, the Company had a net loss of seven cents per diluted share, a decline from the third-quarter loss of four cents per share but in line with our expectations. The primary drivers for this loss were lower containerboard and packaging prices and continued high energy and employee benefit costs.

For the full year 2003, the net loss was 208 million or 85 cents per diluted share compared to net income of 54 million or 22 cents per diluted share in 2002.

I will now review operations by business segment including discussions on the impact of demand, price and mill production. Our Containerboard and Corrugated Containers segment faced many challenges in 2003. Profits were $51 million in the fourth quarter compared to 123 million for the same period 2002. For the full year these operations earned 246 million compared to 465 million for the year ended 2002.

In 2003, sales were 5.8 billion up from 5.5 billion for the prior year primarily as a result of acquisitions. High energy, employee benefit and fiber costs reduced our profit margins. Likewise, a weak manufacturing sector resulted in reduced packaging demand for much of the year. Slower demand also negatively affected price.

In October, the Company announced its intention to permanently close its Thunder Bay Ontario mill and idle one of two paper machines in Jacksonville, Florida which reduced our Containerboard mill capacity by 515,000 tons. More importantly, this reduction in capacity significantly improved our cost profile going forward and should result in a higher mill operating rate for 2004.

As of November 15, those shutdowns were complete and 160 positions at the sites have been eliminated. Along with these closures, mill downtime was incurred in the fourth quarter to match production with seasonal demand. With the asset rationalizations and downtime, our Containerboard mill operating rate improved to 88.5 percent in the fourth quarter, compared to 85.9 percent in the prior for quarter. Demand for Containerboard stayed strong into December and our total Containerboard production in the fourth quarter was 25,000 tons higher than the third-quarter.

Even with the higher production, our inventory levels at the end of December were 20,000 tons lower than year-end 2002. However, containerboard pricing continued to weaken in the fourth quarter, and our average price declined about $7.00 a ton compared to the third-quarter.

Demand for corrugated packaging increased in the fourth quarter, 2003. Our U.S. average daily corrugated shipments improved 1.7 percent over the previous quarter and despite the closure of three sites, were approximately flat compared to the fourth quarter, 2002. Considering the normal seasonal slowdown near year-end, we think we’re there is promising sign that our business is starting to benefit from the general economic recovery.

While demand was improving, we continue to see the impact of unfavorable pricing trends on average prices. U.S. corrugated prices declined 1.2 percent compared to the third-quarter and 4.1 percent compared to the fourth quarter, 2002. We recently communicated to our customers a $40 per ton containerboard price increase effective February 15, and an 8 percent corrugated increase on March 15.

Strong business fundamentals support these decisions including the favorable trend in corrugated demand, improvement in mill operating rates, low stable inventory levels, and higher cost pressures. Efforts to rationalize operations including the recent announcement of four plants closures will also help enhance margins in the business.

Moving to our Consumer Packaging segment, light container Consumer Packaging faced a difficult environment in the fourth quarter. Increased employee benefit, energy and fiber cost resulted in decreased profitability compared to the year ago quarter. Both major businesses, folding carton and multiwall bag contended with price pressures in the quarter.

Additionally, mill downtime was an added cost. However, both businesses saw increased volume compared to the year-ago quarter.

Profits on our Consumer Packaging segment were 17 million in the three-month period, down from 25 million in the third-quarter and 29 million in the last quarter 2002.

For the full year, these operations earned 82 million compared to 122 million for the year ended 2002. For the year, sales were stable at approximately 1.6 billion.

In December, we permanently shut down one of two paper machines at our Philadelphia boxboard mill. This reduced recycle boxboard capacity 70,000 tons or 12 percent and should have a favorable impact on operating efficiency in 2004.

As we address cost issues through operations rationalization, and other cost-cutting initiatives, we are also taking steps to advance our position in the marketplace. To improve market position and enhance margins, we are taking a number of steps, including redeploying assets and people to upgrade plant capabilities and focus our marketing effort on higher growth areas. Examples would include convenience food, personal care, and cosmetics.

Turning to fiber prices, in 2003, we saw higher wood fiber costs. Fiber costs were $20 million higher in the fourth quarter compared to the same quarter prior year. For the year, fiber costs were $15 million higher than in 2002. Wet weather hampered harvests throughout much of the year. However, recently conditions have begun to dry and supplies are being replenished. Virgin fiber costs will continue to be high in the first quarter, but are expected to decline in overall in 2004.

Fourth quarter recycle fiber costs were $4 million lower than the same quarter, 2002. For the full year, recycled fiber costs were 9 million lower than 2002, as there was no spike in prices anytime during the year. However, we do expect higher costs in 2004 as domestic mill production increases and export demand continues to grow.

I would now like to turn the discussion ever to Chuck Hinrichs for a review of our financial activity.

Chuck Hinrichs - Smurfit-Stone Container Corporation - VP and CFO

Thanks Pat. Good morning everyone. Fourth quarter EBITDA was $166 million compared to $180 million in the previous quarter, and $249 million in the fourth quarter of 2002. Full year 2003 EBITDA was 701 million compared to $956 million for the prior year.

As Pat referred to earlier, we initiated an asset rationalization and cost-cutting plan and incurred $107 million pretax charge or 27 cents per diluted share in the fourth quarter. $84 million related to non-cash charges associative with the write-down of fixed assets, primarily at Thunder Bay and the Philadelphia No. 5 boxboard paper machine. These mill closures were the first big step in the operations rationalization program we announced last October.

Earlier this month, we announced the closure of four container plants as part of the program. In total, we expect this program to result in workforce reductions of approximately 1400 with annual savings projected at $140 million as the program is executed over the next five quarters. Beginning with our next quarterly earnings conference call, we will begin reporting on the success of this program.

During the quarter, we took a $12 million non-cash foreign currency translation loss caused by the strengthening of the Canadian dollar. For the full year, our results include $50 million of non-cash foreign currency translation losses. Again, these are non-cash charges relating to the accounting translation of our Canadian financial statements from C$ to US$. The operating impact or the foreign towards the translation changes in the Canadian currency are managed by us on a net basis and hedged as appropriate.

Interest expense of $85 million in the fourth quarter was level with the prior quarter but lower than the $88 million incurred in the fourth quarter, 2002. For the year, interest expense of $341 million was favorable compared to $355 million in 2002. The reduction is the result of lower interest rates and refinancing activities in 2003.

Depreciation and amortization in the fourth quarter was $106 million compared to 103 million in both the prior quarter and fourth quarter 2002. For the year ended December 31, depreciation totaled $415 compared to $401 million in 2002. The year-over-year increase primarily relates to depreciation charges for the Stevenson Mill acquired in 2002 and a Smurfit MBI assets acquired in March 2003.

At year-end, we had $13 million of cash on hand and $612 million available under our revolving credit lines. The Stone accounts receivable securitization program which qualifies as off-balance sheet debt had $200 million outstanding at year-end.

Capital spending in the fourth quarter was $55 million compared to $41 million in the third quarter and $64 million in the fourth quarter of 2002. For the year, capital spending totaled $212 million, up from 207 million the prior year and was in line with our forecast for the year. 2004 capital spending should approximate $225 million.

In the fourth quarter, we contributed $53 million to the pension plan. Full-year contributions totaled $165 million in line with previous forecasts. We’re still finalizing some of our pension calculations, but on a preliminary basis, we expect to contribute a similar amount or more of cash to the pension plans in 2004. Our total pension and employee benefit costs in 2004 are expected to be $40 million higher in 2004 than in 2003.

In November 2003, the Company announced the settlement of the antitrust class-action cases pending against Smurfit-Stone and its two wholly-owned operating companies. All expenses associated with this settlement were recorded in the third quarter of 2003. We agree to make aggregate settlement payments of $92.5 million. One-half of the amount was paid in December of 2003, and the remainder is to be paid in January 2005.

Total debt at the end of 2003 was $4 billion 807 million, down $20 million compared to the previous quarter and $195 million lower than year end 2002. The debt reduction for the year showed very good progress on this important financial goal. Most of the debt reduction occurred as a result of the $189 million of cash proceeds received in the asset exchange with Jefferson Smurfit group. However, we also controlled our capital spending and managed our working capital levels to generate additional free cash flow.

Even after funding the high level of pension plan contributions and the first payment on the antitrust settlement, we were able to reduce our total debt in 2003.

I also want to comment on our energy costs during the quarter. Our fourth quarter total energy costs were comparable to the third quarter, but were $3 million higher than the prior year. For the full year 2003, our energy costs were $69 million higher than the previous year, principally due to higher prices for natural gas. Looking forward into 2004, the natural gas fundamentals have improved but prices are still at elevated levels and volatility is high.

Our first-quarter natural gas costs are hedged to about 70 percent, but some of the hedges consist of caps and collars so our actual costs will still vary based on market prices.

Based on the current futures prices for natural gas, our energy costs in as first quarter will be modestly higher than the fourth quarter level, but the full year 2004 costs should be comparable to the 2003 levels. This includes the benefit of the hedge contracts and the mill closures.

With that, I will turn the discussion back to Pat for closing remarks.

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

Thanks Chuck. 2003 was a key year for Smurfit-Stone. It marked the first anniversary of the Company as a 100 percent publicly-owned organization. In addition, the Company completed the transaction with Jefferson Smurfit Group that exchanged our European operations for their remaining share of Smurfit-MBI. As a result, we now focus almost exclusively on the North American packaging market.

Also, three new independent directors were added to our board during the year. The MBI exchange was the latest in a series of mergers and acquisitions over the past several years. With integration activity largely behind us, we focused on our primary 2003 goals of improved manufacturing performance, sales growth, and cost reductions. We made some difficult decisions resulting in asset rationalization and cost-cutting measures to improve operational performance.

Growth and pricing remained a challenge for much of 2003, due to a very tough economic climate. However, we are starting to see the benefits of the overall economic recovery. The Company is well positioned for success in 2004 with the recent cost reduction efforts and pickup in demand. We are optimistic on current pricing initiatives.

Over the next quarter, we will continue to contend with high-energy, employee benefit and higher fiber costs. While price increases have been communicated, they will not impact the first quarter.

Average prices for containerboard and containers will be down resulting from a drop in the December index. Price increases will not impact earnings meaningfully until the second half of 2004.

As we leave 2003 behind, our 2004 priorities would include achieving the announced cost-cutting and asset rationalization targets, continuing to maximize cash and pay down debt, and continuing to expand the value-added higher margin portions of our packaging business.

Thank you for your participation and we’re happy to take your questions at this time.

Q U E S T I O N S  A N D  A N S W E R S

Operator

(OPERATOR INSTRUCTIONS) Chip Dillon from Smith Barney.

Chip Dillon - Salomon Smith Barney - Analyst

Good morning. I just had a couple of questions. First of all, Chuck, let me just confirm the target again is 140 million in cost savings from the initiatives?

Chuck Hinrichs - Smurfit-Stone Container Corporation - VP and CFO

That is right.

Chip Dillon - Salomon Smith Barney - Analyst

When should that be completed and does it unfold in a straight line or will be kind of front end and back in line?

Chuck Hinrichs - Smurfit-Stone Container Corporation - VP and CFO

We don’t have any details on that. We will release that after our first-quarter call. But, the synergy savings should build throughout the year and finish in the fourth quarter of this year, perhaps drifting a little bit into the first quarter of 2005. I think I wouldn’t describe it as straight line. We have already picked up a good portion of the savings from the mill closures. But, there will also be other initiatives which will occur more in the second half of the year.

Chip Dillon - Salomon Smith Barney - Analyst

Let me just ask this question. Sometimes you give us a little bit of a help with the current quarter we are in and obviously pricing is a challenge and you – given what you just mentioned about we all know about pricing – but on the other hand, you do get some front-end cost savings. Are you expecting the first quarter to be just a little bit worse than the fourth or is it even within the realm of possibility to have it flat sequentially? Or would one be more prudent to probably have it go down a nickel?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

I think there are a lot of factors that play in the first quarter. I think clearly as we set in our prepared remarks, containerboard and corrugated prices are going to be down reflecting the $10 drop in the index in December. I think on the positive side, the demand improvement has the potential to show some volume improvement in Q1 versus Q4.

Clearly, our benefit costs as Chuck said, are up about $10 on average in 2004, and that is a negative impact for the quarter. Fiber prices are slightly higher. Energy costs are probably relatively neutral, so there is a lot at work year, but I think at least in the first quarter probably a little bit more negatives as opposed to positives.

Chip Dillon - Salomon Smith Barney - Analyst

That is what I would’ve thought. So, but it is not impossible that you could see it flat as well if you get really good volume kick late in the quarter?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

Yes I think that is probably true and I would say that the volume in January was continuing a relatively strong trend that we saw coming out of the year, and our initial looks into February are that the order patterns are continuing to be relatively strong. So, we would hope that we would see some volume improvement first quarter over fourth.

Chip Dillon - Salomon Smith Barney - Analyst

Does that thinking reflect the fact that you were one of the later ones to see in the market, at least from watching from the outside, the justification for an increase and I believe you went up 50 more than the initial company who had decided to try to raise prices too. And you made your increase earlier. Was there something that you suddenly saw in the marketplace in a matter of a few weeks that made you feel you could go both earlier and bigger?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

Actually we did not go bigger. We went at 40, but more importantly, we feel that it is critical that there is a corrugated price increase as well and so, we wanted to leave adequate time to get that notice out to our customers. And as I said again, we announced an 8 percent increase in corrugated effective March 15. So, we wanted to insure that we had adequate time for the communication of all of the increase. But we went out at 40, not at 50.

Chip Dillon - Salomon Smith Barney - Analyst

I’m sorry. Okay. Back to Chuck, quickly, could you tell us will kind of tax rate we should be looking for in ‘04 or if there is a fixed component, what is that component and how can we figure around that?

Chuck Hinrichs - Smurfit-Stone Container Corporation - VP and CFO

I would continue to use the provision of about 38 percent, but you know we’ve got the NOL for Federal taxes. That is quite substantial but for provision purposes, 38 percent.

Chip Dillon - Salomon Smith Barney - Analyst

So you got NOL on a cash basis. Lastly, what was the cash balance at year-end?

Chuck Hinrichs - Smurfit-Stone Container Corporation - VP and CFO

It was $13 million.

Chip Dillon - Salomon Smith Barney - Analyst

You said the Stone receivable was 200?

Chuck Hinrichs - Smurfit-Stone Container Corporation - VP and CFO

200 even.

Chip Dillon - Salomon Smith Barney - Analyst

Thank you very much.

Operator

Rich Schneider with UBS.

Rich Schneider - UBS Warburg - Analyst

I have a couple of questions. Pat, you said the impact of these price initiatives would be really out in the second half of the year. What about the second quarter? I mean, since it I would imagine it should have some meaningful impact if it is successful in the second quarter?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

I think my comments was that most of the meaningful impact would be in the second half of the year. We announced a corrugated increase effective March 15, so as you begin the implementation of that, it obviously has no impact on the first quarter. I think we will be spread out realistically throughout the second quarter. So, as we look for really meaningful improvement in prices, it’s going to be second half before we see a flowthrough all the way to the full increase, Rich. But certainly we will begin to see and feel some of the impact of it in the second quarter, no question. But, the implementation process will be ongoing throughout the quarter.

Rich Schneider - UBS Warburg - Analyst

In terms of your comment that in your tax and your verbal comments that your box shipments fourth quarter over fourth quarter were largely flat, and it also reflects the closure of three boxplants. The industry and we haven’t got all of the numbers out, should be up over two percent year-over-year in terms of box shipments, fourth quarter-over-fourth quarter which would mean that you have lost a little bit of share. How are you approaching that whole situation between closures and trying to maintain share?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

Keep in mind that our numbers on a comparable basis reflect the fact that we closed three plants during the year. That obviously has an impact to some extent on our shipment numbers. While we try to maintain as much business as we possibly can out of plant closures, the reality of the situation is that you do end up losing some portion of that business as a result of the closure.

Again, as we have always taken the stand, we don’t try and just chase after volume. I think we took a very hard stance once again on pricing in our corrugated system. We really challenged our management team to maintain volume levels. But, more importantly to maintain their average prices within the industry, and I think we performed very well, from a price standpoint, which was the name of the game in that difficult market last year.

Rich Schneider - UBS Warburg - Analyst

On the cost-cutting initiatives, Chuck, I think you said you completed the closures of the mills by November 15. Does that mean that we got some benefits in the fourth quarter on the cost-cutting initiatives?

Chuck Hinrichs - Smurfit-Stone Container Corporation - VP and CFO

I would say they would be more pronounced in the first quarter as we would benefit from the elimination of the fixed costs and the reduction in the employee number.

Rich Schneider - UBS Warburg - Analyst

So that should be added to the positives that you were outlining for the first quarter, is that correct?

Chuck Hinrichs - Smurfit-Stone Container Corporation - VP and CFO

Right.

Rich Schneider - UBS Warburg - Analyst

Last question on folding carton, that was a bit disappointing in the quarter. Could you talk about the price competition that existed there because your volume was up I think 1.8 percent year-over-year.

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

It was a disappointment. It was not only a disappointing quarter; I think it was a disappointing year for all of us in that business. The competitive environment in the folding carton business was as aggressive as I think we have probably ever seen here. The margin pressure was tremendous last year. I think the worst of it is behind us.

Again, from an improvement standpoint, looking into 2004, I think we will certainly see improvement in that business. We have done a lot to reposition those operations. We’re looking at a lot of opportunities in the market there. But, holding your head above water was really the tough part of last year. So, I don’t disagree with you, Rich, it was a very tough year in that business. 2004 I think will provide continuing challenges for us there but I think were going to begin to see some improvement in performance in the carton business in 2004.

Rich Schneider - UBS Warburg - Analyst

Thank you.

Operator

Karen Gilsenan from Merrill Lynch.

Karen Gilsenan - Merrill Lynch - Analyst

Thanks and good morning. Just a question on your containerboard business. Your profits were down sequentially and we talked a lot about the pluses and minuses. The main minus I think was lower prices, but you did take less downtime, you had higher shipments, you didn’t have that Virginia head that you had in the third quarter. Are there other factors that I am not mentioning that caused your profits to fall sequentially or was it primarily just the price offset by these other positives?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

I would say it was primarily driven by the price offset by those other factors.

Karen Gilsenan - Merrill Lynch - Analyst

Okay, as simple as that? In the packaging business, you also took some downtime and you just mentioned in the previous comment the pricing was pretty competitive. Have there been any large pieces of the business — we talked last quarter there was a large piece of business up for bid. Can you talk about any shifts in large pieces of business that may have affected the pricing, or have you lost any share?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

I wouldn’t say we have lost any share, but there has certainly been aggressive pricing activities in the market. The large bid that was out during the fourth quarter that we discussed on the last call, we actually retained a good portion of the business that we had at risk there. But, we did retain that business at lower prices because of the pricing environment in that business today.

There are always bits and pieces of business out for bid there. I would say that our view for again for 2004 is that we will see growth in that business in 2004. Both overall from an industry standpoint and from initiatives that we have in place to grow that business. So, I think we will see revenue growth there and I think we will begin to see some stabilization of the tremendous margin pressure that we, downward margin pressure that we have experienced the last couple of years.

Karen Gilsenan - Merrill Lynch - Analyst

Finally, do you have a specific debt reduction goal for 2004?

Chuck Hinrichs - Smurfit-Stone Container Corporation - VP and CFO

Karen, we don’t have a target yet for the full year. For the quarter, we would expect as usual for our total debt to go up 50 to $75 million. That is due to some replenishment of working capital levels and the timing on some interest payments and unwinding of some other accruals. But, until we get closer to being able to access the success of the price increase and finalize some of our cash flow projections on the pension, we are not going to be able to give any guidance on the full year debt reduction target.

Karen Gilsenan - Merrill Lynch - Analyst

Okay. Thanks a lot.

Operator

Mark Connelly with Credit Suisse First Boston.

Mark Connelly - Credit Suisse First Boston - Analyst

Fiber costs. Can you talk a little bit about your folding carton strategy and your fiber sourcing flexibility in general? We seem to see a lot of people who are very concerned about what is going to happen to wastepaper in ‘04. What can you do to deal with that and what does it say about your commitment to the folding carton business?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

We kind of missed the first part of your question, but I think we got the gist of it. I will try and address it. From a fiber standpoint, I think clearly we have got some flexibility to move between recycled fiber and virgin fiber, within our mill system. But again, I wouldn’t leave anyone with the impression that we have tremendous flexibility to swing those percentage changes one direction or another. But, I do think that one of the advantages that Smurfit-Stone has is the right reclamation business itself and the size of the business, and our collection capabilities there that do provide us I think with a slight competitive advantage during periods of rising fiber costs.

It allows us first of all first and most importantly to control the source of fiber and to ensure that we always have fiber at our mill sites. That is a huge advantage during the very tight market situations.

The carton business, we haven’t changed our view of the carton business at all, other than to suggest that we are changing, or trying to change the position of the carton business within the markets. We made a very significant acquisition in 2003. That will continue to position us into end-use markets that we feel will provide greater growth going forward then we have been positioned before. As I said, we have gone through some asset redeployment, and we probably will have some continued rationalization in that business possibly in 2004.

So, we are going through I would say a major structural change in how we look at that business from an end-use market and how we deploy the assets in that business. But overall, our strategy relative to the packaging business, consumer packaging business has not changed.

Mark Connelly - Credit Suisse First Boston - Analyst

How confident are you in your ability in folding carton across the course of the year to pass through any kind of meaningful increases that we are getting? Is that business strong enough now that you can say we’re going to be able to pass it through and come out with decent margins, or is there still quite a ways to go?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

I think there is a ways to do. It certainly as I said, I think 2004 will have an opportunity to probably tap that. But I think the business is going to be stronger, not without its challenges, but I do believe the business is going to be stronger than it has been the last couple of years. It has been very difficult the last couple of years to even consider that. As I said, we have been under phenomenal margin pressure in that business. But I do believe it’s beginning to change a little bit that demand is beginning to improve in that business as well.

Mark Connelly - Credit Suisse First Boston - Analyst

Two housekeeping items. The 40 million increase in employee benefit. Is that all almost all health-care?

Chuck Hinrichs - Smurfit-Stone Container Corporation - VP and CFO

It’s about 20 million in pension and the other would be in health-care, both active and retiree?

Mark Connelly - Credit Suisse First Boston - Analyst

Lastly, the 107 million charge, can you tell us where that is hitting the segments?

Chuck Hinrichs - Smurfit-Stone Container Corporation - VP and CFO

It is in the other segment.

Mark Connelly - Credit Suisse First Boston - Analyst

It’s all in the other?

Chuck Hinrichs - Smurfit-Stone Container Corporation - VP and CFO

Right.

Mark Connelly - Credit Suisse First Boston - Analyst

Thanks very much.

Operator

Mark Wilde from Deutsche Bank.

Mark Wilde - Deutsche Bank Securities - Analyst

Good morning. You mentioned the potential for higher wastepaper costs as we move through the year. Can you just give us an update of what you might be seeing right now? Domestically and offshore in terms of demand and whether there has been any move in price yet?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

There has been just a slight upward movement from an average price in December, Mark. Really to the tune of probably 2 to 5 dollars a ton, again, depending on geography. The export market has seen a little bit more of an increase in cost, but it is relatively quiet now as we sit in the middle of the Chinese New Year. I think February and March will begin to tell the story for what the export market looks like. We would not be at all surprised to see that heat up pretty dramatically as we move into the second quarter.

And couple that was some improved operating rates in the domestic mills, and I think you have a recipe for higher fiber prices on average than we would have experienced last year.

Mark Wilde - Deutsche Bank Securities - Analyst

Pat, I think you were just over in Asia, what do you hear from the producers over there? They have added all of this recycled capacity; they source a lot of the wastepaper from the U.S. What do they think about this issue going forward?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

I would say there’s a very strong sense in the Chinese market that fiber prices are going up this year. I think you’re already beginning to see people positioning on increased prices for containerboard in the domestic market in China as well. So, I think there is an expectation there that there is going to be pressure on fiber prices this year.

Mark Wilde - Deutsche Bank Securities - Analyst

Can we turn to export pricing in containerboard? Those prices have seems to be much lower than domestic prices, but I see that all of the Europeans have come out recently with price hike announcements. What are you seeing in whatever export business you do right now?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

Well, our price increase in the export market was similar to the announced domestic price increase. Only it was going to be effective with shipments or with orders immediately. So, we believe that we’re going to see improved pricing in the export market. Again, probably commensurate with the increase and the timing of the domestic announcement.

Mark Wilde - Deutsche Bank Securities - Analyst

If we can come back to the box business, you mentioned that the plant closures left you flat in the U.S. on a year-over-year basis and it sounds like there might be a few were closures coming yet. But, if we go back a year, a year and a half ago, you were talking about trying to rebuild some share in the corrugated box business here in the U.S. Can you help us understand where you are on that issue right now?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

We would love to continue to work on building share. But, the fact of the matter is building share in today’s market without much in the way of demand is extremely difficult, and I think we can all use our imagination to figure out how you do that. So, I think it is very difficult to try to do that. Our focus the last couple of years, as a result of that challenging demand environment, is to continue to insure that our system is well balanced on from the standpoint of how much capacity we have in those operations and to work really hard to insure that our system from a price standpoint retains as much of the benefit as we possibly can from our cost initiatives there.

So, that has been the real focus on the business. I think it is just been extremely difficult to try and grow market share in this environment. If we begin to see demand growth in this business, which we do expect in 2004, hopefully the initiatives that we put in place on the marketing standpoint over the last couple of years will begin to pay some dividends. But, again, we announced the closure of four plants in the corrugated division on January 9. The impact on market share will probably be reflected throughout the early part of this year as a result of those closures.

Mark Wilde - Deutsche Bank Securities - Analyst

Thanks.

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

Again, at the end of the day for our system we just believe that is the right thing to do.

Mark Wilde - Deutsche Bank Securities - Analyst

Thanks.

Operator

Edings Thibault for Morgan Stanley.

Edings Thibault - Morgan Stanley - Analyst

Thanks very much. Question on the corporate expense line looked like that expense line when you exclude some of the one-time or restructuring in FX, etc was significantly lighter than it has been in prior quarters. I’m wondering if you can comment on that and then comment on what you think the appropriate level of corporate expense should be for 2004?

Chuck Hinrichs - Smurfit-Stone Container Corporation - VP and CFO

I think the number is kind of flat for the quarter if you back out the reserve for the antitrust settlement. We have been focused as in the last couple of years in controlling those SG&A expenses at approximately that level.

Edings Thibault - Morgan Stanley - Analyst

Okay. Then, a comment on the multiwall bag industry. People have been focusing significantly on your Consumer Packaging and the Folding Carton business. I was wondering if you could talk about the trends? It looks like that is largely flat year-over-year. Are you seeing other significant shifts or would you just expect that to improve in line with the economy?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

I think there’s a challenge in the multiwall bag business today is really that we are seeing similar to what we have seen in the corrugated business over the last couple of years. We’re seeing customers who have a desire to reduce the amount of fiber contained within a multiwall bag. And so, the volume struggles of that business will probably continue to be somewhat profound during 2004 as we fight through that.

But, again the margins in that business have remained relatively stable. Certainly have not gone through the kind of significant pressure we have seen in the carton side. And given our market share position there, I think we will probably continue to maintain or build market share in that business. So, again, some near-term challenges in that business, but again, longer-term I think we’re extremely well positioned there.

Edings Thibault - Morgan Stanley - Analyst

Touching again on Folding Cartons. You spent a long time talking about the business but perhaps if you could on price? Should we — are there pricing initiatives underway or should we more realistically expect pricing in that business to wait on and lag kind of OCC price trends?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

I think the latter. There are no pricing initiatives underway today. We do see I think on the CRP side, the backlogs are beginning to build a little bit, and as I said, demand in carton seems to be building a little bit of a head of the steam here. So, it is quite possible that we will see some price initiatives as we move through the year but there are none in place today.

Edings Thibault - Morgan Stanley - Analyst

Great. Finally on the restructuring front, can you give us an update on with all of the plant closures where you stand on the headcount reductions?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

We’re making some progress and we will have some more specifics with the first quarter conference call.

Edings Thibault - Morgan Stanley - Analyst

We will wait for that. Great. Thanks very much and good luck to the quarter.

Operator

Joe Sigaletti (ph) with Goldman Sachs.

Joe Sigaletti - Goldman Sachs - Analyst

I was just wondering about getting your perspective on when you look at the overall demand decline over the past few years for Corrugated, we know a lot of that relates to the economy. But I was wondering if you had any ability to shed some light on how much volume could be going to competing type products? Have you been able to sort of get any numbers together on that?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

It’s tough to attach any specific percentage of the demand decline to competing products, Joe. There is no question that the major issues that have impacted demand over the last four years has been the loss of manufacturing in the U.S. and the changing retail environment in the U.S. Therefore, lighter weight packaging as opposed to losing stuff to competing products. Because it is just hard to get exact numbers on how much new demand is coming into the market from the standpoint of Internet sales and things like that, where all of that tends to be delivered in Corrugated and what you might have lost from a competing product standpoint. So, the way we look at it are really the two major impacts, the loss of manufacturing and the retail environment and therefore smaller, lighter weight packaging.

Joe Sigaletti - Goldman Sachs - Analyst

Anything on the horizon or any sort of, in terms of the M&A environment, anything that you’re looking, you’re anxious to do in terms of acquisitions or divestitures at this point?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

We are anxious to see the business begin to improve, and I think that is again the focus. We have been very internally focused over the last year and a half on trying to capture as much of the integration savings as we possibly could from previous M&A activities focused on the cost cutting, asset rationalization. As Chuck said, we think we have performed pretty well from a debt reduction standpoint in an extremely difficult market. Getting the company well-positioned geographically which we accomplished in 2003.

So we’re really looking to try and make sure that we are well-positioned to capture the improved conditions in the industry when they, about. If we see opportunities, either geographically or from a specific product standpoint to continue to round out our product offerings, we will take a look at those opportunities. But I wouldn’t tell you that we are anxious to be doing anything today other than what I articulated.

Joe Sigaletti - Goldman Sachs - Analyst

Just one numbers question. You mentioned that for ‘03, I believe you said your pension contribution was 165 million in total for the year. What was your expense, your pension expense for the year?

Chuck Hinrichs - Smurfit-Stone Container Corporation - VP and CFO

It was about $110 million, Joe.

Joe Sigaletti - Goldman Sachs - Analyst

Okay. Thanks a lot.

Operator

Pete Ruschmeier from Lehman Brothers.

Pete Ruschmeier - Lehman Brothers - Analyst

Thanks and good morning. Just a couple questions. You mentioned that inventories were down 20,000 tons in the mill system year-over-year. I’m curious if you could give us a sense of what they did sequentially and where are they relative to your comfort zone?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

The 20,000 tons is not just in the mills system, it is throughout our entire system so that would capture inventory that we have in Corrugated plants as well. I would say that was slightly below our year-end target levels, but certainly well within our comfort zone at this point in time. So, we are operating very comfortable inventory levels today. Let’s put it that way.

Pete Ruschmeier - Lehman Brothers - Analyst

Okay. I think you mentioned that your utilization rates in your containerboard mills system were 88.5 percent. Is it possible to give us some sense as to how that varied between your virgin and your recycled mills?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

I don’t specifically have that breakdown, but we can get it for you, Pete. I don’t have that number with me.

Pete Ruschmeier - Lehman Brothers - Analyst

Maybe lastly, on the energy side of the equation, you’re working with some various hedges through the winter months especially, but can you comment, Pat, are there any other opportunities that you see on the energy side of the equation whether there is capital projects or whether there is other types of things you can do to save energy costs?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

We are looking at a couple of capital projects where we are looking at taking a boiler out of one of our facilities and moving it out to the Missoula mill and that will certainly help with the energy costs there. So, I would say yes, we are continuing to look at opportunities. Our plans for 2004 would not have any significant capital spending associative with that, but we are always looking at those opportunities.

Pete Ruschmeier - Lehman Brothers - Analyst

Maybe just lastly, if I could, Pat, just a question on overall volumes having getting a little bit better. We finally have seen the weaker dollar result and the trade gap numbers being better. Can you share with us whether you’re seeing any of your customers that are export-oriented becoming more active and placing more orders? Anything anecdotal you can share with us on that?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

I think anecdotally, I would suggest that we are beginning to see a lot more activity in our customer base. It doesn’t mean that the inventory pipeline is getting rapidly filled or anything like that, but I would say that the level of business activity, new project activity, people looking at opportunities, things like that have definitely improved over the last three or four months.

Pete Ruschmeier - Lehman Brothers - Analyst

OK. Great. Thanks very much.

Operator

Mark Weintraub from Buckingham Research.

Mark Weintraub - Buckingham Research - Analyst

A couple questions. First have you announced on white top a price increase yet?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

No.

Mark Weintraub - Buckingham Research - Analyst

Would you expect to pretty soon after or is there any reason why you wouldn’t?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

Well, we have not formally announced anything, but we will look at market opportunities there, but I would say that we have been pretty successful in maintaining our margins on white top throughout this period, so we didn’t feel we needed to be in a position today to announce price initiatives there.

Mark Weintraub - Buckingham Research - Analyst

Also, on the operating rate, if you were to adjust for the facilities which are closed, what would that operating rate be in the fourth quarter? Do you have that handy?

Chuck Hinrichs - Smurfit-Stone Container Corporation - VP and CFO

A percent and a half lower, Mark.

Mark Weintraub - Buckingham Research - Analyst

A percent and a half lower? I’m sorry?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

Let’s look forward because I think it’s more important. I would imagine that given the improved business activity with the shutdowns in the fourth quarter, we would be looking at operating rates in the first quarter probably closer to 93 percent. Something like that.

Mark Weintraub - Buckingham Research - Analyst

Perfect. Chuck, maybe I misunderstood when you were answering the question on kind of the corporate and that other line. I don’t know if you were talking about ‘03 as a whole. Were there settlement costs in the fourth quarter?

Chuck Hinrichs - Smurfit-Stone Container Corporation - VP and CFO

No, those were just restricted to the third quarter.

Mark Weintraub - Buckingham Research - Analyst

I guess I kind of came up with the same math. When I looked at the fourth quarter for that other, which includes reclamation and corporate, etc. It seemed about $15 million lower than where it had been trending before. Is there anything in particular?

Chuck Hinrichs - Smurfit-Stone Container Corporation - VP and CFO

Not really Mark. Maybe we can talk off-line to check your numbers. But, there really wasn’t much change in the fourth quarter.

Mark Weintraub - Buckingham Research - Analyst

Okay. Lastly, Pat, on the containerboard export market; have you any change in your thinking there given the weakening in the dollar?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

Given the operator rates that we are currently expecting for the early part of this year, we are seeing a slight improvement; we saw a slight improvement in our export activity in the fourth quarter. That appears to be holding pretty well into the first quarter. But, again it’s not going to have any meaningful swing in our business one-way or another Mark.

So, we wouldn’t think of strategically beginning to be much more active in the export market than we have previously. We see some marginal improvement, and that will probably continue into the early part of 2004.

Mark Weintraub - Buckingham Research - Analyst

Okay. Thank you.

Operator

Bruce Kline (ph) from Credit Suisse First Boston.

Bruce Kline - Credit Suisse First Boston - Analyst

Actually my questions were answered. Thank you.

Operator

(OPERATOR INSTRUCTIONS) Bill Hoffman from UBS.

Bill Hoffman - UBS - Analyst

Good morning. I just wanted to ask a question sort of getting a bigger picture. Given the fact that we’re looking at a relatively benign demand environment, this year obviously better than last, but the possibility with all this manufacturing that we shipped overseas that we could be in a low growth environment going forward. Have you sort of thought maybe there might be some further structural changes to the industry that you may want to take with your business?

Let’s sort of talk first containers and the containerboard side because I think it is a little more simple. But whether the integration level that you have, you want to have it at a different level going forward? And then if you look at the consumer business, also given this sort of low demand growth environment, whether you need to take a bigger step and add additional substrates to your overall product offering?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

Well, we would believe that we have made some pretty phenomenal structural changes to the system. It’s not to say that they would be complete at this point in time. But, clearly we continue to evaluate that on a regular basis Bill, and hopefully our making the difficult decisions to position the business longer-term by some of the rationalizations that we have accomplished over the last couple of years. That is obviously beginning to lead to somewhat higher integration levels in the company. And I think we have said over the last couple of years that given our druthers we would probably prefer to be slightly more integrative than we are today, and then we will continue to look at opportunities to increase the integration levels of the Company.

From a substrate standpoint in the Consumer Packaging division, that is something that we evaluate on a regular basis. We have some fairly substantial initiatives in place internally to continue to improve the consumption of substrates that we currently make, i.e. SBS (ph) out of Bruton (ph) into the converting side of our folding carton business. And I think we will continue to make some headway there in 2004.

But, the answer is yes. We will continue to look at that. We will continue to make sure that strategically we believe we are well-positioned both from a converting and a substrate standpoint.

Bill Hoffman - UBS - Analyst

Okay. With regards to a little bit bigger picture with the demand growth so low in the U.S. most of the growth is appearing to come in developing markets, etc. Let’s assume that the credit profile improves a bit overtime. Do you think global consolidation of this business in the future would make some sense? Really to get the equity returns up?

Pat Moore - Smurfit-Stone Container Corporation - Chairman, President and CEO

I think it’s difficult to look beyond further rationalization in North America at this point in time to global rationalization. I guess I wouldn’t rule that out longer-term, but I think that there is probably continued consolidation and rationalization opportunities in North America and that probably near-term needs to be our focus.

Bill Hoffman - UBS - Analyst

Thanks very much.

Operator

Rick Skidmore with Goldman Sachs.

Rick Skidmore - Goldman Sachs - Analyst

Just a quick question, Chuck. Can you just on the cash flow items for 2004, you mentioned CAPEX at 225. I’d assume interest to be sort of 340 million and the difference between pension expense and contributions to be about 60 million. Are there any other cash items that you expect in 2004?

Chuck Hinrichs - Smurfit-Stone Container Corporation - VP and CFO

I think that pretty well covers the Rick; I think we have been getting the benefit of some cash from some option exercises, and that will benefit us in the first quarter. It did benefit us in the fourth quarter. But, other than that we cannot think of anything for 2004 that would impact cash number.

Rick Skidmore - Goldman Sachs - Analyst

Okay. Thank you very much.

Operator

Gentlemen, I’m not showing any further questions at this time. I will turn the conference call back to you to continue with the presentation or closing remarks.

Tim McKenna - Smurfit-Stone Container Corporation - VP of IR

No closing remarks. We’re here today to answer your questions if you need us. Otherwise thanks for participating. Thank you

Operator

Thank you. Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.